Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Employee Stock Purchase Plan of TESARO, Inc. of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of TESARO, Inc. and the effectiveness of internal control over financial reporting of TESARO, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 4, 2018